SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                              SUNTERRA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   86787D 20 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 25, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [X] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

CUSIP No.                            13G                            Page 2 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Sandler Capital Management


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
                                   PERSON WITH

                                6        SHARED VOTING POWER


                                         1,150,000

                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%

     12        TYPE OF REPORTING PERSON

               PN

CUSIP No.                            13G                            Page 3 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Sandler Associates


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         799,250
          EACH
       REPORTING
                                   PERSON WITH

                                6        SHARED VOTING POWER


                                         0

                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               799,250 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               4.4%

     12        TYPE OF REPORTING PERSON

               PN

CUSIP No.                            13G                            Page 4 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Sandler Associates II, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       40,250
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        0

                                7        SOLE DISPOSITIVE POWER

                                         40,250

                                8        SHARED DISPOSITIVE POWER

                                         0

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               40,250 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.2%

     12        TYPE OF REPORTING PERSON

               PN

CUSIP No.                            13G                            Page 5 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Sandler Offshore Fund, Inc.



      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       310,500
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        0

                                7        SOLE DISPOSITIVE POWER

                                         310,500

                                8        SHARED DISPOSITIVE POWER

                                         0

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               310,500 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.7%

     12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                            13G                            Page 6 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        1,150,000

                                7        SOLE DISPOSITIVE POWER

                                         0

                                8        SHARED DISPOSITIVE POWER

                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%

     12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                            13G                            Page 7 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        1,150,000

                                7        SOLE DISPOSITIVE POWER

                                         0

                                8        SHARED DISPOSITIVE POWER

                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%

     12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                            13G                            Page 8 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ALCR Corp.


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        1,150,000

                                7        SOLE DISPOSITIVE POWER

                                         0

                                8        SHARED DISPOSITIVE POWER

                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%

     12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                            13G                            Page 9 of 25
86787D 20 8






      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Sandler


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        1,150,000

                                7        SOLE DISPOSITIVE POWER

                                         0

                                8        SHARED DISPOSITIVE POWER

                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%


     12        TYPE OF REPORTING PERSON

               IN

CUSIP No.                            13G                           Page 10 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        1,150,000

                                7        SOLE DISPOSITIVE POWER

                                         0

                                8        SHARED DISPOSITIVE POWER

                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]


     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%


     12        TYPE OF REPORTING PERSON

               IN

CUSIP No.                            13G                           Page 11 of 25
86787D 20 8



      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich


      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]

                                                                     (b) [ ]

      3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        1,150,000

                                7        SOLE DISPOSITIVE POWER

                                         0

                                8        SHARED DISPOSITIVE POWER

                                         1,150,000

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,150,000 shares of Common Stock

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                        [ ]


     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.4%


     12        TYPE OF REPORTING PERSON

               IN

CUSIP No.                            13G                           Page 12 of 25
86787D 20 8


SCHEDULE 13G


Item 1.

        (a)          Name of Issuer:  Sunterra Corporation

        (b)          Address of Issuer's Principal Executive Offices:
                     3865 West Cheyenne Avenue
                     North Las Vegas, Nevada 89032

Item 2.

1.      (a)    Name of Person Filing: Sandler Capital Management

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization:
               Sandler Capital Management is a registered investment advisor and general partnership organized under the laws of the State of New York.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

2.      (a)    Name of Person Filing: Sandler Associates ("Sandler Associates")

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c) Citizenship or Place of Organization: Sandler Associates is a limited partnership organized under the laws of the State of New York.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

3.      (a)    Name of Person Filing:  Sandler Associates II, L.P. ("Sandler
               Associates II")

CUSIP No.                            13G                           Page 13 of 25
86787D 20 8



        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization:
               Sandler Associates II is a limited partnership organized under the laws of the State of New York.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

4.      (a)    Name of Person Filing: Sandler Offshore Fund, Inc. ("Sandler
               Offshore")

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization:
               Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

5.      (a)    Name of Person Filing: MJDM Corp.

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization:
               MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

6.      (a)    Name of Person Filing: Four JK Corp.

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

CUSIP No.                            13G                           Page 14 of 25
86787D 20 8

        (c)    Citizenship or Place of Organization:
               Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

7.      (a)    Name of Person Filing: ALCR Corp.

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization:
               ALCR Corp. is a corporation organized under the laws of the State of New York.

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

8.      (a)    Name of Person Filing: Andrew Sandler

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization: United States

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

9.      (a)    Name of Person Filing: Michael J. Marocco

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization: United States

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

CUSIP No.                            13G                           Page 15 of 25
86787D 20 8


10.     (a)    Name of Person Filing: John Kornreich

        (b)    Address of Principal Business Office, or, if none,
               Residence: 767 Fifth Avenue New York, New York 10153

        (c)    Citizenship or Place of Organization: United States

        (d)    Title of Class of Securities:  Common Stock, $0.01 par value

        (e)    CUSIP Number:  86787D 20 8

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not applicable.

Item 4.        Ownership.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               1.   Sandler Capital Management:

                    Amount beneficially owned: 1,150,000(1)(2) shares of Common Stock, $0.01 cents par value, of Sunterra Corporation. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK Corp. (Andrew Sandler,
                    Michael J. Marocco and John Kornreich). All decisions regarding Sandler Associates, Sandler Associates II and
                    Sandler Offshore's investment in the securities of the Issuer require the consent of the Management Committee.
                    Sandler Capital Management is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

               (b)  Percent of class: 6.4%

               (c)  Number of shares as to which the person has:

                    (i)     Sole power to vote or to direct the vote:
                            0 shares

                    (ii)    Shared power to vote or to direct the vote:
                            1,150,000 (1)(2) shares

                    (iii) Sole power to dispose or to direct the disposition of: 0 shares

CUSIP No.                   13G                                    Page 16 of 25
86787D 20 8

                    (iv) Shared power to dispose or to direct the disposition of: 1,150,000 (1)(2) shares

               2.   Sandler Associates:

                    (a) Amount beneficially owned: 799,250 shares of Common Stock, $0.01 par value, of Sunterra Corporation.

                    (b)     Percent of class: 4.4%

                    (c)     Number of shares as to which the person has:

                            (i) Sole power to vote or to direct the vote:
                                799,250 shares

                            (ii) Shared power to vote or to direct the vote:
                                 0 shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 799,250 shares

                            (iv) Shared power to dispose or to direct the disposition of: 0 shares

               3.   Sandler Associates II, L.P.:

                    (a) Amount beneficially owned: 40,250 shares of Common Stock, $0.01 par value, of Sunterra Corporation.

                    (b)     Percent of class: 0.2%

                    (c)     Number of shares as to which the person has:

                            (i) Sole power to vote or to direct the vote:
                                40,250 shares

                            (ii) Shared power to vote or to direct the vote:
                                 0 shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 40,250 shares

                            (iv) Shared power to dispose or to direct the disposition of: 0 shares

               4.   Sandler Offshore Fund, Inc.

                    (a) Amount beneficially owned: 310,500 shares of Common Stock, $0.01

CUSIP No.                            13G                           Page 17 of 25
86787D 20 8

                            par value, of Sunterra Corporation.

                    (b)     Percent of class: 1.7%

                    (c)     Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                 310,500 shares

                            (ii)  Shared power to vote or to direct the
                                  vote: 0 shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 310,500 shares

                            (iv) Shared power to dispose or to direct the disposition of: 0 shares

               5.   ALCR Corp.:

                    (a)     Amount beneficially owned:   1,150,000(1)(2) shares
                            of Common Stock, $0.01 par value, of Sunterra Corporation. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)     Percent of class: 6.4%

                    (c)     Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                  0 shares

                            (ii)  Shared power to vote or to direct the vote:
                                  1,150,000 (1)(2) shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 0 shares

                            (iv) Shared power to dispose or to direct the disposition of: 1,150,000 (1)(2) shares

               6.   MJDM Corp.:

                    (a) Amount beneficially owned: 1,150,000 (1)(2) shares of Common Stock, $0.01 par value, of Sunterra Corporation. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

CUSIP No.                            13G                           Page 18 of 25
86787D 20 8

                    (b)           Percent of class: 6.4%

                    (c)           Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                  0 shares

                            (ii)  Shared power to vote or to direct the vote:
                                  1,150,000 (1)(2) shares

                            (iii) Sole power to dispose or to direct
                                  the disposition of: 0 shares

                            (iv) Shared power to dispose or to direct the disposition of: 1,150,000 (1)(2) shares

               7.   Four JK Corp.:

                    (a) Amount beneficially owned: 1,150,000 (1)(2) shares of Common Stock, $0.01 par value, of Sunterra Corporation. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)     Percent of class: 6.4%

                    (c)     Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                  0 shares

                            (ii)  Shared power to vote or to direct the vote:
                                  1,150,000 (1)(2) shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 0 shares

                            (iv) Shared power to dispose or to direct the disposition of: 1,150,000 (1)(2) shares

               8.   Andrew Sandler:

                    (a) Amount beneficially owned: 1,150,000 (1)(2) shares of Common Stock, $0.01 par value, of Sunterra Corporation. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

CUSIP No.                            13G                           Page 19 of 25
86787D 20 8

                    (b)           Percent of class: 6.4%

                    (c)           Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                  0 shares

                            (ii)  Shared power to vote or to direct the vote:
                                  1,150,000 (1)(2) shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 0 shares

                            (iv) Shared power to dispose or to direct the disposition of: 1,150,000 (1)(2) shares

               9. Michael J. Marocco:

                    (a) Amount beneficially owned: 1,150,000 (1)(2) shares of Common Stock, $0.01 par value, of Sunterra Corporation. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)     Percent of class: 6.4%

                    (c)     Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                  0 shares

                            (ii)  Shared power to vote or to direct the vote:
                                  1,150,000 (1)(2) shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 0 shares

                            (iv)  Shared power to dispose or to direct the
                                   1,150,000 (1)(2) shares

               10.   John Kornreich:

                    (a)     Amount beneficially owned: 1,150,000 (1)(2) shares
                            of Common Stock, $0.01 par value, of Sunterra Corporation. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II, and Sandler Offshore.
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CUSIP No.                            13G                           Page 20 of 25
86787D 20 8

                    (b)     Percent of class: 6.4%

                    (c)     Number of shares as to which the person has:

                            (i)   Sole power to vote or to direct the vote:
                                  0 shares

                            (ii)  Shared power to vote or to direct the vote:
                                  1,150,000 (1)(2) shares

                            (iii) Sole power to dispose or to direct the
                                  disposition of: 0 shares

                            (iv) Shared power to dispose or to direct the disposition of: 1,150,000 (1)(2) shares

-------------------------

(1) Includes 799,250, 40,250 and 310,500 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II and Sandler Offshore, respectively.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               See Exhibit A for Joint Filing Agreement.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

CUSIP No.                            13G                           Page 21 of 25
86787D 20 8

               By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.                            13G                           Page 22 of 25
86787D 20 8


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 9, 2003                         SANDLER CAPITAL MANAGEMENT
                                               By: MJDM Corp., a general partner

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  October 9, 2003                        SANDLER ASSOCIATES

                                               By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  October 9, 2003                        SANDLER ASSOCIATES II, L.P.

                                               By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  October 9, 2003                        SANDLER OFFSHORE FUND, INC.

                                               By:    /s/ Steven Warshavsky
                                                      --------------------------
                                               Name:  Steven Warshavsky
                                               Title: Director

CUSIP No.                            13G                           Page 23 of 25
86787D 20 8




Date:  October 9, 2003                         ALCR CORP.


                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  October 9, 2003                         MJDM CORP.


                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  October 9, 2003                         FOUR JK CORP.


                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President


Date:  October 9, 2003                         By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler


Date:  October 9, 2003                         By:    /s/ Michael J. Marocco
                                                      --------------------------
                                               Name:  Michael J. Marocco


Date:  October 9, 2003                         By:     /s/ John Kornreich
                                                      --------------------------
                                               Name:  John Kornreich

CUSIP No.                            13G                           Page 24 of 25
86787D 20 8



                                    Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Sunterra Corporation and that this Agreement be included an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 9th day of October, 2003.

Date:  October 9, 2003                         SANDLER CAPITAL MANAGEMENT
                                               By: MJDM Corp., a general partner

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  October 9, 2003                         SANDLER ASSOCIATES

                                                 By:  /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  October 9, 2003                         SANDLER ASSOCIATES II, L.P.

                                               By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  October 9, 2003                         SANDLER OFFSHORE FUND, INC.

                                               By:    /s/ Steven Warshavsky
                                                      --------------------------
                                                      Name:  Steven Warshavsky
                                                      Title:    Director

Date:  October 9, 2003                         ALCR Corp.

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

CUSIP No.                            13G                           Page 25 of 25
86787D 20 8




Date:  October 9, 2003                         MJDM Corp.

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  October 9, 2003                         Four JK Corp.

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  October 9, 2003                         By:    /s/ Andrew Sandler
                                                      --------------------------
                                                      Name:  Andrew Sandler

Date:  October 9, 2003                         By:    /s/ Michael J. Marocco
                                                      --------------------------
                                                      Name:  Michael J. Marocco

Date:  October 9, 2003                         By:    /s/ John Kornreich
                                                      --------------------------
                                                      Name:  John Kornreich